UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2017

CONTANGO OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 236-7400

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Contango Oil & Gas Corporation (NYSE MKT:MCF) (“Contango” or the “Company”) announces that James J. Metcalf Jr., age 58, joined the Company on February 6, 2017 as its Senior Vice President – Operations.  Mr. Metcalf will be the Company’s principal operating officer and will report to Allan D. Keel, the Company’s President and Chief Executive Officer.

Mr. Metcalf has more than 35 years of industry experience in oil and gas operations. His experience includes domestic onshore conventional and unconventional resource plays in most major basins, the shelf and deepwater Gulf of Mexico, and internationally.  Most recently, Mr. Metcalf was Vice President of Operations at Advance Energy Partners, LLC from October 2014 through August 2016.  While there, he was charged with building and growing their operations team and capabilities.  Prior to joining Advance Energy Partners, Mr. Metcalf was a consultant to Newfield Exploration Company from October 2013 through September 2014, where he advised multiple domestic and international drilling teams.  From 2005 through October 2013, Mr. Metcalf served as Vice President of Drilling for Newfield Exploration Company, where he had primary responsibility for maintaining its safety culture, developing operating standards of performance, and building and managing worldwide drilling functions. Before being promoted to Vice President of Drilling at Newfield, Mr. Metcalf held several other positions at Newfield since December 1995, including Drilling Engineer, Drilling Manager, and Global Drilling Manager.  Prior to joining Newfield, Mr. Metcalf worked for several other independent oil and gas companies.  Mr. Metcalf is a member of the Society of Petroleum Engineers, the International Association of Drilling Contractors, the American Association for Drilling Engineers, and the National Ocean Industries Association.  Mr. Metcalf earned his Bachelor of Science in Petroleum Engineering from Marietta College in Marietta, Ohio.

Except for the stock awards and employment agreements described below, there are no arrangements or understandings between Mr. Metcalf and the Company.  Mr. Metcalf does not have any family relationship with any director or other executive officer of Contango.  There are no transactions in which Mr. Metcalf has an interest requiring disclosure under item 404(a) of Regulation S-K.

Equity Awards

In connection with his hiring, Mr. Metcalf was awarded 30,000 shares of restricted common stock of the Company and 30,000 shares of performance based restricted stock units. The restricted stock awards vest over three years commencing February 6, 2018 according to the following schedule: 33% (year 1), 33% (year 2) and 34% (year 3), should Mr. Metcalf remain an employee and absent earlier vesting pursuant to the terms of the restricted stock award agreement and his employment agreement.  The performance based stock units vest on December 31, 2019 and the number of shares awarded may range from 0% to 200% of the number of units in the equity agreement depending on the achievement of certain share price appreciation targets as compared to a peer group index, should Mr. Metcalf remain an employee and absent earlier vesting pursuant to the terms of the performance stock unit award agreement and his employment agreement.

Employment Agreement

In connection with his hiring, the Company entered into an employment agreement with Mr. Metcalf dated February 6, 2017 (the “Employment Agreement”). The Employment Agreement provides for an initial term of two years with automatic one-year extensions of the initial term, unless the Company or Mr. Metcalf provides prior notice of intention not to extend the agreement. Under the Employment Agreement, Mr. Metcalf is entitled to an annual salary of $330,000 plus participation in the Company’s Cash Incentive Bonus Plan (“CIBP”) and Long-Term Incentive Plan (“LTIP”). With respect to the CIBP, Mr. Metcalf is eligible to receive an annual cash bonus with a target level of 80% of his base salary, under such terms and conditions as the Company may determine each applicable year (the “Target Bonus”).  With respect to the LTIP, Mr. Metcalf is eligible to participate in the Company’s equity compensation plan for each calendar year in which he is employed by the Company, under such terms and conditions as the Company may determine in each applicable year.

In the event that Mr. Metcalf incurs a termination from employment by the Company without Cause (defined below) or for Good Reason (defined below), in either case outside of a Protection Period (defined below), Mr. Metcalf would be entitled to receive the following benefits provided that he complies with the restrictive covenants described below and signs a release in the Company’s favor: (a) a cash payment equal to two times his current base salary; (b) a cash payment equal to the greater of (1) the average amount of the annual cash bonus he has received during the two years prior to the year of termination (the “Average Bonus”) or (2) the Target Bonus; (c) pro-rata vesting acceleration or adjustment of all equity compensation awards, (d) reimbursements for continued health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and (e) a pro-rata cash bonus for the year in which the termination occurs, calculated based on actual performance for the full year but pro-rated for the number of days he was employed during the year.

In the event that Mr. Metcalf is terminated from employment by the Company without Cause or for Good Reason, in either case during a Protection Period, Mr. Metcalf would be entitled to receive the following benefits provided that he complies with the restrictive covenants described below and executes and delivers a release in the Company’s favor: (i) a cash payment equal to two times his then current base salary; (ii) a cash payment equal to two times the greater of (1) the Average Bonus or (2) the Target Bonus; (iii) full acceleration of vesting with respect to all equity compensation awards with time-based vesting; (iv) acceleration of vesting on all equity compensation awards with performance-based vesting, with actual performance calculated as if the end of the applicable performance period is the date of Mr. Metcalf’s separation from service; (v) reimbursements for continued health benefits pursuant to COBRA and (vi) a pro-rata cash bonus for the year in which the termination occurs, calculated based on actual performance for the full year but pro-rated for the number of days he was employed during the year.

In the event that Mr. Metcalf is terminated from employment for Cause or resigns without Good Reason, either outside or during a Protection Period, Mr. Metcalf would not receive severance payments.

In the event that Mr. Metcalf is terminated from employment due to death or Permanent Disability (as defined below), Mr. Metcalf  (or his estate, as applicable) would be entitled to receive a pro-rata Target Bonus amount for the year of termination and acceleration of vesting for all equity compensation awards. Mr. Metcalf (or his estate) would also receive a cash payment equal to the greater of (a) the remainder of base salary that would have been earned by him under the Employment Agreement until the end of the term of the agreement or (b) twelve months of base salary plus the Target Bonus amount for the year of termination. The Company will reimburse Mr. Metcalf (or his estate) for continued health care costs for him (or his dependents) pursuant to COBRA following a termination due to death or Permanent Disability.

For purposes of the Employment Agreement, the term “Cause” shall generally be defined as (a) the continued failure by Mr. Metcalf to perform his duties that results in material injury to the Company; (b) Mr. Metcalf’s engagement in conduct that is willful, reckless or grossly negligent and that is materially injurious to the Company or any affiliate; (c) in certain situations, Mr. Metcalf’s indictment for crimes involving moral turpitude or a felony; (d) in certain situations, Mr. Metcalf’s indictment for an act of criminal fraud, misappropriation or personal dishonesty; or (e) Mr. Metcalf’s material breach of the Employment Agreement in a way that is materially injurious to the Company. “Good Reason” is generally defined within the Employment Agreement as the occurrence of one of the following events that occurs within the six month period prior to Mr. Metcalf’s termination and without his consent: (i) a material breach by the Company of any provision of the Employment Agreement; (ii) an assignment of duties that materially and adversely alters the nature or status of Mr. Metcalf’s position, job description, title or responsibilities; (iii) the Company requires Mr. Metcalf to relocate to a location outside of the Houston, Texas metropolitan area, (iv) the Company materially reduces Mr. Metcalf’s base salary; or (v) Mr. Metcalf is excluded from eligibility for the Company’s bonus or benefit plans or incurs a material decrease in the level of participation in such plans. A “Permanent Disability” will generally occur when Mr. Metcalf is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that is expected to result in death or last for a period that is not less than twelve months, or he begins receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan due to qualifying as having a disability under that plan. The “Protection Period” for the Employment Agreement is the eighteen month period immediately following the closing of a qualifying change in control transaction.

Following Mr. Metcalf’s termination of employment for any reason other than Cause, Mr. Metcalf will be required to comply with customary noncompetition and non-solicitation provisions for a period of one year.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this report and is incorporated in this report by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1Employment Agreement, dated as of February 6, 2017, among Contango Oil & Gas Company and James J. Metcalf Jr.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: February 8, 2017	/s/ E. JOSEPH GRADY
E. Joseph Grady
Senior Vice President and Chief Financial Officer